Exhibit 99.1 - Joint Filer Information

Name:  Generation IM Climate Solutions Fund, L.P.

Address: Ugland House, South Church Street, Grand Cayman, KY1-1104, Cayman Islands.

Name:  Generation IM Climate Solutions GP, Ltd.

Address:  Ugland House, South Church Street, Grand Cayman, KY1-1104, Cayman Islands.